Exhibit 99.1

State Bancorp, Inc. Reports First Quarter 2011 Earnings

• Quarterly Net Income of $3.0 million and EPS of $0.15
• Quarterly Net Interest Margin of 4.17%
• Tangible Common Equity Ratio of 7.60%
• Operating Efficiency Ratio Improves to 59.7%

Jericho, N.Y., April 13, 2011 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported first quarter 2011 net income of $3.0 million, or $0.15 per diluted common share, similar to the net income and earnings per share reported for the same quarter last year.

Several positive trends were evident this reporting period compared to the same quarter last year, most notably a $1.0 million year over year decline in operating expenses and a $350 thousand reduction in the 2011 provision for loan losses. Partially offsetting these improvements was a $1.4 million reduction in net interest income in 2011 versus 2010; however, the 2010 period included a loan fee of $600 thousand which was not repeated in 2011.

Commenting on the first quarter 2011 results, President and CEO Thomas M. O’Brien stated, “Our solid operating results this quarter represent a continuation of the tangible benefits from our timely strategic restructuring actions taken in 2008 and 2009 to enhance our balance sheet, reduce expenses and strengthen our earnings capacity. Consequently, our asset quality measures improved and recurring profitability has been attained.

Although quality commercial loan demand remains tepid, we are experiencing an improving flow of loan originations within our middle market commercial loan portfolio. In fact, as of the end of this quarter, the outstandings in our commercial middle market loan portfolio now exceed the loan balances in our commercial real estate (“CRE”) book, representing the successful efforts of the past few years to diversify away from an earlier heavier reliance on CRE.

Core deposit funding continues to reflect our focus on commercial business relationships and now comprises 73% of our total deposit portfolio. Together with our disciplined approach to overall funding cost management, our increased core deposit base has contributed to the Company's enviable quarterly net interest margin of 4.17%.  The Company’s net loans to deposits ratio is now 84%.

While some signs of modest economic recovery have emerged in recent quarters, the sustainability of any improvement remains uncertain as unemployment levels and the housing sector continue to exhibit weakness. Consequently, the management of credit quality and operating expenses remain areas of ongoing and diligent focus across the Company.

As I have discussed in previous reports, I believe that we have aggressively identified and confronted a substantial proportion of the higher risks that existed in our credit portfolio. Non-accrual loans at the end of the first quarter were $12 million. The allowance for loan losses stands at 2.4% of the total loan portfolio and represents 231% of non-performing loans. The still suspect pace of economic recovery and the heightened risks inherent in lending in this environment remain causes for continued caution. Global issues are also affecting our domestic economy and resulting in elevated volatility in the financial markets. The aftermath of the devastation in Japan and the growing political unrest in the Middle East threaten international trade flows and are sending commodity prices skyward resulting in elevated costs for both U.S. consumers and businesses.

We believe that our successful execution of vitally important strategic restructuring of the Company over the past few years is continuing to yield the positive results we had expected. Our strong capital position, solid core earnings and diligent cost management, combined with a highly energized and entrepreneurial team of bankers, provide us with a sound foundation from which to further capitalize on what we view as increasingly attractive opportunities for quality and profitable growth.”

Performance Highlights
•	Net Interest Margin: Net interest margin was 4.17% in the first quarter of 2011 versus 4.50% in the first quarter of 2010 and 4.04% in the fourth quarter of 2010.
•
Capital: The Company’s Tier I leverage capital ratio was 10.09% at March 31, 2011 versus 9.05% at March 31, 2010 and 9.53% at December 31, 2010.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.60% at March 31, 2011 versus 7.10% at March 31, 2010 and 7.39% at December 31, 2010.

•
Loan Loss Provision: The first quarter 2011 provision for loan losses decreased by $350 thousand to $1.9 million versus the first quarter of 2010 and decreased by $800 thousand versus the fourth quarter of 2010.

•
Asset Quality: Total non-accrual loans increased to $12 million or 1.0% of loans outstanding at March 31, 2011 versus $6 million or 0.5% of loans outstanding at March 31, 2010 and declined by $3 million from $15 million or 1.3% of loans outstanding at December 31, 2010. Included in the non-accrual balances is one $5 million loan relationship which is involved in a bankruptcy, but which is current with respect to its payments.  Total accruing loans delinquent 30 days or more declined to 2.30% of loans outstanding at March 31, 2011 versus 3.01% of loans outstanding at March 31, 2010 and virtually unchanged from 2.28% at December 31, 2010. Net loan charge-offs of $7.4 million were recorded in the first quarter of 2011 versus $5.4 million in the first quarter of 2010 and $2.1 million in the fourth quarter of 2010. During the first quarter of 2011, the Company sold or otherwise disposed of approximately $8 million in lower quality non-accrual loans while adding one new $4 million secured loan to non-accrual status.  The Company held no other real estate owned during any of these reporting periods.

•
Allowance for Loan Losses:  The allowance for loan losses totaled $28 million at March 31, 2011, $26 million at March 31, 2010 and $33 million at December 31, 2010, representing 2.4%, 2.3%, and 2.9% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 231%, 473%, and 223% at March 31, 2011, March 31, 2010 and December 31, 2010, respectively.

•
Operating Efficiency:  Total operating expenses for the first quarter of 2011 decreased by 9.2% to $10.0 million from the $11.0 million reported in the first quarter of 2010 and increased by 7.5% versus the fourth quarter of 2010. The Company’s first quarter operating efficiency ratio improved to 59.7% in 2011 from 61.1% in the comparable 2010 period. The Company’s efficiency ratio was 52.0% in the fourth quarter of 2010.

•	Loans: Loans outstanding at March 31, 2011 increased by 5% to $1.1 billion versus March 31, 2010 and were also up 1% versus December 31, 2010.

•
Core Deposits: Core deposits totaled $977 million at March 31, 2011 versus $930 million at March 31, 2010 and $976 million at December 31, 2010. Core deposits represented 73%, 67% and 72% of total deposits at March 31, 2011, March 31, 2010 and December 31, 2010, respectively. Demand deposits were $376 million at March 31, 2011 versus $379 million at March 31, 2010 and $343 million at December 31, 2010, and represented 28%, 27% and 25% of total deposits at those respective dates.

•
Performance Ratios: Return on average assets and return on average common stockholders’ equity were 0.77% and 8.48%, respectively, in the first quarter of 2011 and 0.76% and 8.88%, respectively, in the comparable 2010 period. For the fourth quarter of 2010, return on average assets and return on average common stockholders’ equity were 0.86% and 10.12%, respectively.

Earnings Summary for the Quarter Ended March 31, 2011
The Company recorded net income of $3.0 million during the first quarter of 2011, relatively unchanged from the comparable period last year. Compared to first quarter 2010, operating expenses declined $1.0 million and the provision for loan losses declined $350 thousand. Net interest income for the first quarter of 2011, however, decreased $1.4 million from the first quarter of 2010.

The lower level of net interest income in 2011 compared to 2010 resulted from a $13 million reduction in average interest-earning assets and a 33 basis point narrowing of the net interest margin in 2011 to 4.17%. The lower margin resulted principally from a 52 basis point reduction in the Company’s earning asset yield due largely to a 114 basis point year over year reduction in the securities portfolio average yield.  Somewhat offsetting the lower securities portfolio yield was a 20 basis point reduction in the average cost of total deposits, our primary funding source, in 2011.

The Company’s first quarter 2011 average interest-earning asset yield was 4.79% versus 5.31% in the comparable 2010 period. The average yield on loans in the first quarter of 2011 was 5.37%, a decrease of 39 basis points from 5.76% a year ago. The $600 thousand loan fee received in 2010 contributed 23 basis points to the average loan yield in 2010. The reduction in the average yield on the Company’s securities portfolio was principally due to continued paydowns of mortgage-backed securities with higher yields than those of the securities subsequently purchased, a reflection of the current low interest rate environment. The securities portfolio had an unrealized positive pre-tax mark to fair value of $4 million at March 31, 2011 and an estimated weighted average life of 3.9 years. The securities portfolio decreased by $73 million to $332 million at March 31, 2011 versus the comparable 2010 date and also decreased by $51 million from December 31, 2010.

The Company’s average cost of interest-bearing liabilities declined by 25 basis points to 0.89% in the first quarter of 2011 versus 1.14% in the first quarter of 2010. The lower cost of funds resulted from growth in average savings account balances in 2011 coupled with the Company’s ongoing management of deposit rates during the past year.  Total deposits declined by $52 million to $1.3 billion at March 31, 2011 versus March 31, 2010 and declined by $10 million when compared to December 31, 2010, primarily due to maturity of higher rate jumbo time deposits coupled with a reduction in municipal account balances. The average cost of total deposits declined by 20 basis points in the first quarter of 2011 to 0.56% from 0.76% in 2010.

The provision for loan losses was $1.9 million in the first quarter of 2011, representing a decline of $350 thousand versus the comparable 2010 period.

Total non-interest income declined by $27 thousand or 2.3% in the first quarter of 2011 versus the comparable 2010 period principally due to reductions of $174 thousand in net gains on sales of securities and $42 thousand in income from bank owned life insurance. These were partially offset by a $197 thousand increase in other operating income attributable to higher overdraft, letter of credit and loan sourcing fees in 2011.

First quarter 2011 total operating expenses decreased by $1.0 million or 9.2% to $10.0 million compared to the first quarter of 2010. This decline resulted from reductions in several expense categories, most notably salaries and other employee benefits, marketing and advertising and other operating expenses. Salaries and other employee benefits declined by $130 thousand in the first quarter of 2011 versus 2010 primarily as the result of a reduction in the Company’s defined contribution plan expense and its cash and equity incentive compensation costs. Other operating expenses declined by $513 thousand largely due to a 2010 expenditure of $248 thousand in professional loan valuation and legal services related to developing bids on two failed New York area banks which were  competitively sold by the Federal Deposit Insurance Corporation (“FDIC”). Also contributing to the lower level of operating expenses in the first quarter of 2011 were year over year declines of $145 thousand in marketing and advertising costs, $101 thousand in credit and collection expenses, $69 thousand in legal expenses and $72 thousand in FDIC and New York State (“NYS”) assessment fees.

The Company recorded income tax expense of $1.8 million in the first quarter of 2011 versus $1.9 million in the comparable period a year ago.

Asset Quality
Non-accrual loans totaled $12 million or 1.0% of total loans outstanding at March 31, 2011 versus $6 million or 0.5% of total loans outstanding at March 31, 2010 and $15 million or 1.3% of total loans outstanding at December 31, 2010. The $6 million net increase in non-accrual loans at March 31, 2011 compared to March 31, 2010 resulted primarily from additions to non-accrual, partially offset by several strategic commercial loan sales, settlements and charge offs. The $3 million net decrease in non-accrual loans at March 31, 2011 compared to December 31, 2010 was primarily due to the strategic sale and settlement of three commercial loans totaling $8 million during the quarter, partially offset by the addition to non-accrual of one $4 million commercial mortgage loan. The allowance for loan losses as a percentage of total non-accrual loans amounted to 231% at March 31, 2011 versus 473% at March 31, 2010 and 223% at December 31, 2010.

Total accruing loans delinquent 30 days or more amounted to $26 million or 2.30% of loans outstanding at March 31, 2011 versus $33 million or 3.01% of loans outstanding at March 31, 2010 and $26 million or 2.28% of loans outstanding at December 31, 2010.

Total watch list loans (consisting of criticized loans, classified loans and those loans requiring special attention but not warranting categorization as either criticized or classified) totaled $145 million at March 31, 2011, $130 million at March 31, 2010 and $166 million at December 31, 2010. Classified loans were $63 million at March 31, 2011, $68 million at March 31, 2010 and $69 million at December 31, 2010. The allowance for loan losses as a percentage of total classified loans was 44%, 38% and 48%, respectively, at the same dates.

At March 31, 2011 and December 31, 2010, the Company had $27 million in troubled debt restructurings (“TDRs”), primarily consisting of two classified, partially secured commercial and industrial (“C&I”) loans each with a principal balance of $10 million and a classified $6.5 million secured land loan in Roslyn, New York. The borrowers requested and were granted interest rate or other concessions. These credits have been on the Company’s watch list since 2009 and 2008, respectively, are fully advanced and performing at March 31, 2011 in accordance with their revised terms.  The Company had TDRs amounting to $433 thousand at March 31, 2010.

As of March 31, 2011, the Company’s allowance for loan losses amounted to $28 million or 2.4% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.3% at March 31, 2010 and 2.9% at December 31, 2010.

The Company recorded net loan charge-offs of $7.4 million in the first quarter of 2011 versus $5.4 million in the first quarter of 2010 and $2.1 million in the fourth quarter of 2010. The charge-offs recorded during the first quarter of 2011 were primarily related to the aforementioned strategic sale and settlement of three commercial loans totaling $8 million. Each of these loans involved lengthy workouts and protracted litigation with uncertain recovery results. In addition, partial charge-offs on two commercial contractor credits totaling $2 million and twelve smaller commercial and consumer credits were taken to reduce these loans to their estimated realizable values.

The Company has held no other real estate owned during any of the reporting periods herein.

Capital
Total stockholders’ equity, inclusive of the preferred stock and common stock warrant issued to the U.S. Treasury under the Capital Purchase Program, was $157 million at March 31, 2011 compared to $152 million at March 31, 2010 and $155 million at December 31, 2010. The increase in stockholders’ equity versus March 31, 2010 is largely reflective of net income retained in the past twelve months.

Cash dividends of $0.05 per share, totaling $841 thousand, were paid to the Company’s stockholders in the first quarter of 2011.

The Company’s return on average common stockholders’ equity was 8.48% in the first quarter of 2011 versus 8.88% in 2010.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During the first quarter of 2011, the weighted average cost of the Company’s trust preferred securities was 3.50% versus 3.46% a year ago.

The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 10.04%, 12.45% and 13.71%, respectively, at March 31, 2011. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2011. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.60% at March 31, 2011 versus 7.10% at March 31, 2010 and 7.39% at December 31, 2010.

The Company did not repurchase any of its common stock during the first quarter of 2011. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of our tangible common equity. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (“GAAP”).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2011 and 2010 (unaudited)
(in thousands, except per share data)

	Three Months
	2011	2010
Interest Income:
Interest and fees on loans	$15,080	$15,622
Securities held to maturity - taxable	216	-
Securities available for sale - taxable	2,614	4,370
Securities available for sale - tax-exempt	12	27
Dividends on Federal Home Loan Bank and other
restricted stock	33	35
Total interest income	17,955	20,054

Interest Expense:
Deposits	1,877	2,581
Temporary borrowings	18	32
Senior unsecured debt	280	280
Junior subordinated debentures	178	176
Total interest expense	2,353	3,069

Net interest income	15,602	16,985
Provision for loan losses	1,900	2,250
Net interest income after provision for loan losses	13,702	14,735

Non-Interest Income:
Service charges on deposit accounts	442	450
Net gains on sales of securities	82	256
Income from bank owned life insurance	100	142
Other operating income	511	314
Total non-interest income	1,135	1,162
Income before operating expenses	14,837	15,897

Operating Expenses:
Salaries and other employee benefits	5,866	5,996
Occupancy	1,422	1,419
Equipment	324	304
Legal	112	181
Marketing and advertising	308	453
FDIC and NYS assessment	600	672
Credit and collection	97	198
Data processing	262	262
Other operating expenses	998	1,511
Total operating expenses	9,989	10,996

Income Before Income Taxes	4,848	4,901
Provision for income taxes	1,812	1,884

Net Income	3,036	3,017

Preferred dividends and accretion	521	518
Net Income Attributable to Common Stockholders	$2,515	$2,499

Net Income per Common Share - Basic	$0.15	$0.15
Net Income per Common Share - Diluted	$0.15	$0.15

STATE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
March 31, 2011 and 2010 (unaudited)
(in thousands, except share and per share data)

	2011	2010
Assets:
Cash and non-interest-bearing balances due from banks	$18,931	$39,255
Interest-bearing balances due from banks	23,359	12,051
Securities held to maturity (estimated fair value of $21,890 in 2011)	22,000	-
Securities available for sale - at estimated fair value	310,187	405,424
Federal Home Loan Bank and other restricted stock	6,291	5,336
Loans (net of allowance for loan losses of
$27,589 in 2011 and $25,531 in 2010)	1,120,680	1,071,176
Loans held for sale	-	370
Bank premises and equipment - net	6,178	6,265
Bank owned life insurance	30,589	30,735
Net deferred income taxes	22,938	26,133
Prepaid FDIC assessment	4,975	7,010
Other assets	13,607	17,920

Total Assets	$1,579,735	$1,621,675

Liabilities:
Deposits:
Demand	$376,097	$379,214
Savings	600,556	551,220
Time	362,472	460,212
Total deposits	1,339,125	1,390,646
Other temporary borrowings	23,000	3,000
Senior unsecured debt	29,000	29,000
Junior subordinated debentures	20,620	20,620
Payable - securities purchases	-	12,250
Other accrued expenses and liabilities	10,544	13,815
Total Liabilities	1,422,289	1,469,331

Commitments and Contingent Liabilities

Stockholders' Equity:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares
issued and outstanding; liquidation preference of $36,842	36,306	36,073
Common stock, $0.01 par value, authorized 50,000,000 shares;
issued 17,588,825 shares in 2011 and 17,349,889 shares in 2010;
outstanding 16,876,233 shares in 2011 and 16,526,870 shares in 2010	176	173
Warrant	1,057	1,057
Surplus	179,095	178,128
Retained deficit	(49,638)	(55,750)
Treasury stock (712,592 shares in 2011 and 823,019 shares in 2010)	(12,012)	(13,872)
Accumulated other comprehensive income (net of taxes of $1,621 in
2011 and $4,302 in 2010)	2,462	6,535
Total Stockholders' Equity	157,446	152,344

Total Liabilities and Stockholders' Equity	$1,579,735	$1,621,675

STATE BANCORP, INC.
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2011 and 2010 (unaudited)
(dollars in thousands, except share and per share data)

		Three Months
		2011	2010
Selected Average Balances (1):
Total assets		$1,593,443	$1,618,658
Loans - net of unearned income		$1,139,524	$1,101,445
Investment securities		$363,902	$414,692
Deposits		$1,367,103	$1,385,667
Stockholders' equity		$157,543	$151,190

Financial Performance Ratios:
Return on average assets		0.77%	0.76%
Return on average common stockholders' equity		8.48%	8.88%
Net interest margin		4.17%	4.50%
Operating efficiency ratio		59.74%	61.14%
Operating expenses as a % of average assets		2.54%	2.76%

Capital Ratios (2):
Tier I leverage ratio		10.09%	9.05%
Tier I risk-based capital ratio		12.52%	11.67%
Total risk-based capital ratio		13.78%	12.93%
Tangible common equity ratio (3)		7.60%	7.10%

Common Share Data:
Average common shares outstanding		16,444,404	16,137,042
Period-end common shares outstanding		16,876,233	16,526,870
Tangible book value per common share (2)		$7.12	$6.97
Cash dividends per common share		$0.05	$0.05

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of March 31, 2011, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$157,446	Total assets		$1,579,735
Less: preferred stock	(36,306)	Less: intangible assets		-
Less: warrant	(1,057)	Tangible assets		$1,579,735
Total common stockholders' equity	120,083
Less: intangible assets	-
Tangible common equity	$120,083

STATE BANCORP, INC.
ASSET QUALITY ANALYSIS
(unaudited)
(dollars in thousands)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,		March 31,
	2011	2010	2010	2010		2010
Non-Performing Assets (1):
Non-accrual loans:
Commercial and industrial - general purpose	$5,319	$11,017	$3,556	$1,931		$1,226
Real estate - commercial mortgage	5,651	1,684	1,963	477		866
Real estate - residential mortgage	899	973	2,217	174		132
Real estate - residential construction	-	1,078	1,078	4,536		3,508
Loans to individuals	94	104	293	249		32
Total non-accrual loans	11,963	14,856	9,107	7,367		5,764

Loans 90 days or more past due and still accruing:
Loans to individuals	1	1	1	9		-
Total loans 90 days or more past due and still accruing	1	1	1	9		-

Total non-performing loans	11,964	14,857	9,108	7,376		5,764
Other real estate owned	-	-	-	-		-
Total non-performing assets	$11,964	$14,857	$9,108	$7,376		$5,764

Total non-accrual loans/total loans	1.04%	1.31%	0.82%	0.67%		0.53%
Total non-performing loans/total loans	1.04%	1.31%	0.82%	0.67%		0.53%

Troubled Debt Restructurings (2):	$27,017	$27,047	$7,260	$6,949		$433

Provision and Allowance for Loan Losses:
Balance at beginning of period	$33,078	$32,488	$31,259	$25,531		$28,711
Charge-offs	(7,629)	(2,151)	(1,261)	(151)		(6,036)
Recoveries	240	41	(10)	429		606
Net charge-offs	(7,389)	(2,110)	(1,271)	278		(5,430)
Provision for loan losses	1,900	2,700	2,500	5,450		2,250
Balance at end of period	$27,589	$33,078	$32,488	$31,259		$25,531

Allowance for loan losses/non-accrual loans (1) (3)	231%	223%	357%	444%		473%
Allowance for loan losses/non-performing loans (1) (3)	231%	223%	357%	443%		473%
Allowance for loan losses/total loans (1) (3)	2.40%	2.92%	2.92%	2.84%		2.33%

Net Charge-Offs (Recoveries):
Commercial and industrial - general purpose	$5,690	$1,030	$175	$(145)		$331
Real estate - commercial mortgage	1,273	(15)	(13)	(35)		5,662
Real estate - residential mortgage	136	(6)	-	(3)		-
Real estate - commercial construction	-	900	-	-		(560)
Real estate - residential construction	278	-	1,088	(99)		-
Loans to individuals	12	201	21	4		(3)
Total net charge-offs (recoveries)	$7,389	$2,110	$1,271	$(278)		$5,430

Net charge-offs (recoveries) (annualized)/average loans	2.63%	0.75%	0.46%	(0.10	) %	2.00%

Delinquencies and Non-Accrual Loans as a % of Total Loans (1):
Loans 30 - 59 days past due	2.27%	0.18%	2.73%	1.70%		2.37%
Loans 60 - 89 days past due	0.03%	2.10%	1.17%	0.87%		0.64%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%		0.00%
Total accruing past due loans	2.30%	2.28%	3.90%	2.57%		3.01%
Non-accrual loans	1.04%	1.31%	0.82%	0.67%		0.53%
Total delinquent and non-accrual loans	3.34%	3.59%	4.72%	3.24%		3.54%

(1) At period end.
(2) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $76, $104 and $300 at March 31,
2011, December 31, 2010 and September 30, 2010, respectively.
(3) Excluding loans held for sale.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2011 and 2010 (unaudited)
(dollars in thousands)

	2011			2010
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$363,902	$2,844	3.17%	$414,692	$4,405	4.31%
Federal Home Loan Bank and other restricted stock	5,552	33	2.41	6,085	35	2.33
Interest-bearing deposits	11,119	4	0.15	11,118	4	0.15
Loans (3)	1,139,524	15,089	5.37	1,101,445	15,632	5.76
Total interest-earning assets	1,520,097	$17,970	4.79%	1,533,340	$20,076	5.31%
Non-interest-earning assets	73,346			85,318
Total Assets	$1,593,443			$1,618,658

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$642,729	$572	0.36%	$593,894	$979	0.67%
Time deposits	375,181	1,305	1.41	424,567	1,602	1.53
Total savings and time deposits	1,017,910	1,877	0.75	1,018,461	2,581	1.03
Federal funds purchased	-	-	-	178	-	-
Other temporary borrowings	6,900	18	1.06	19,533	32	0.66
Senior unsecured debt	29,000	280	3.92	29,000	280	3.92
Junior subordinated debentures	20,620	178	3.50	20,620	176	3.46
Total interest-bearing liabilities	1,074,430	2,353	0.89	1,087,792	3,069	1.14
Demand deposits	349,193			367,206
Other liabilities	12,277			12,470
Total Liabilities	1,435,900			1,467,468
Stockholders' Equity	157,543			151,190
Total Liabilities and Stockholders' Equity	$1,593,443			$1,618,658
Net interest rate spread			3.90%			4.17%
Net interest income/margin		15,617	4.17%		17,007	4.50%
Less tax-equivalent basis adjustment		(15)			(22)
Net interest income		$15,602			$16,985

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments of $6 and $12 in 2011 and 2010, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments of $9 and $10 in 2011 and 2010, respectively.